Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	Company Contact: Jill C. Blumhoff Chief Financial Officer Phone: 756.497.8381 jblumhoff@BASinc.com

BASi Appoints Senior Contract Research Executive, D. Thomas Oakley, as Chief Operating Officer

WEST LAFAYETTE, Ind., February 15, 2019 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) is pleased to announce that D. Thomas “Tom” Oakley has been appointed as Chief Operating Officer of the Company, effective as of February 11, 2019. Mr. Oakley will be responsible for leading operations among BASi’s three sites located in West Lafayette and Evansville, Indiana, and St. Louis, Missouri.

Mr. Oakley is a distinguished senior executive with over 20 years of strategic and operational experience in the contract research industry. Most recently, Mr. Oakley served as Chief Executive Officer of Seventh Wave Laboratories, and joined BASi in July of last year when BASi acquired the operations of Seventh Wave in order to provide broader solutions and greater scientific expertise to its clients.

Prior to his tenure at Seventh Wave Laboratories, Mr. Oakley led DTO Associates and served as President and COO of MPI Research, President and CEO of ChanTest Corporation, and President and CEO of Bridge Laboratories. He has also held leadership positions with the Sarah Cannon Research Institute and Covance.

“I have great confidence in Tom and his ability to lead and coordinate operations among our sites,” said Robert Leasure, Jr., BASi’s President and Chief Executive Officer. “We have a talented and highly-capable team of site leaders, and Tom’s vast experience and mentorship is a tremendous asset to us as we continue to unify operations and grow the Company.”

Mr. Oakley is a cum laude graduate of Ripon College where he received a BA degree in economics. He also holds an MBA in management, finance, and accounting from the JL Kellogg Graduate School of Management at Northwestern University. Mr. Oakley is a veteran of the United States Army.

“I am honored to assume this role and look forward to working with our team to accelerate the incredible momentum we are generating with our combined operations,” said Mr. Oakley. “We hit the ground running when we joined forces last year, and I’m excited about the prospect of continuing to successfully grow our Company in 2019 and beyond.”

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. BASi’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit www.BASinc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, and various market and operating risks detailed in the company's filings with the U.S. Securities and Exchange Commission.